Filed pursuant to Rule 424(b)(5)
Registration No. 333-257821

PROSPECTUS

62,323,147 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 62,323,147 shares of common stock, par value $0.0001 per share, of Compass Therapeutics, Inc., which include (i) 39,030,599 shares of common stock privately issued to the selling stockholders on June 17, 2020 in exchange for common membership interests of Compass Therapeutics LLC, a privately held Delaware limited liability company, in connection with the closing of the merger between us and Compass Therapeutics LLC, (ii) 1,000,000 shares of common stock held by pre-merger stockholders of Olivia Ventures, Inc., our predecessor, (iii) an aggregate of 12,096,442 shares of common stock issued in the closing of the private placement offering on June 19, 2020 and (iv) 10,265,133 shares issued to the former shareholders of TRIGR Therapeutics, Inc. in connection with the merger agreement, dated as of May 13, 2021, by and among Compass Therapeutics, Inc., Compass Intermediate Acquisition Company, Inc., Compass Acquisition Company LLC, TRIGR Therapeutics, Inc. and PENG Ventures, LLC.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders may sell the shares of common stock offered by this prospectus from time to time through the means described in this prospectus under the caption “Plan of Distribution”. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 14 of this prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

Our securities are currently trading on the OTCQB Market under the stock symbol CMPX. On July 2, 2021, the closing price for our common stock, as reported on the OTCQB Market, was $4.90 per share. Our principal executive office is located at 80 Guest Street, Suite 601, Boston, Massachusetts 02135. (617) 500 8099

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Emerging Growth Company”.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 20, 2021.

ABOUT THIS PROSPECTUS

We have not, and the selling stockholders have not, authorized anyone to give you any information other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the Securities and Exchange Commission, or the SEC. We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

For Non-U.S. investors

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

All references to “Compass OpCo” refer to Compass Therapeutics LLC, a privately held Delaware limited liability company and our direct, wholly owned subsidiary. Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Compass Therapeutics, Inc. (formerly named Olivia Ventures, Inc.) together with its wholly-owned subsidiary, Compass OpCo. Compass OpCo holds all material assets and conducts all business activities and operations of Compass Therapeutics, Inc.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks referenced below and described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks referenced below and described in the documents incorporated herein by reference, including (i) our annual report on Form 10-K for the fiscal year ended December 31, 2020, which is on file with the SEC and is incorporated herein by reference, (ii) our quarterly report on Form 10-Q for the quarter ended March 31, 2021, which is incorporated by reference into this prospectus, and (iii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•

our expectations regarding the timing, progress and results of preclinical studies and clinical trials for CTX-009, CTX-471, CTX-8371 and any other product candidates we develop, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•	the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements;

•

the timing or likelihood of regulatory filings for CTX-009, CTX-471, CTX-8371 and any other product candidates we develop and our ability to obtain and maintain regulatory approvals for such product candidates for any indication;

•	our expectations regarding the potential benefits, activity, effectiveness and safety of CTX-009, CTX-471, CTX-8371 and any other product candidates we develop;

•	our intentions and ability to successfully commercialize our product candidates;

•	our expectations regarding the nature of the biological pathways we are targeting;

•	our estimates regarding the use of proceeds from this offering, expenses, future revenues,

•	capital requirements and our need for or ability to obtain additional financing, together with our current cash, cash equivalents and marketable securities, to fund our operations;

•	our intended reliance on and the performance of third parties, including collaborators, contract research organizations and third-party manufacturers;

•	our ability to protect and enforce our intellectual property protection and the scope and duration of such protection;

•	developments and projections relating to our competitors and our industry, including competing therapies;

•	the impact of current and future laws and regulations;

•	the impact of the COVID-19 pandemic on our business, results of operations and future growth prospects; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors”.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus and the documents that we reference therein and have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Overview

We are a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. Our scientific focus is on the relationship between angiogenesis and the immune system. Our pipeline includes novel product candidates that leverage our understanding of the tumor microenvironment, including both angiogenesis-targeted agents and immune-oncology focused agents. These product candidates are designed to optimize critical components required for an effective anti-tumor response to cancer. These include modulation of the microvasculature via angiogenesis-targeted agents; induction of a potent immune response via activators on effector cells in the tumor microenvironment; and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. We plan to advance our product candidates through clinical development as both standalone therapies and in combination with our proprietary drug candidates as long as their continued development is supported by clinical and nonclinical data.

Recent Developments

TRIGR Acquisition

On May 13, 2021, we and TRIGR Therapeutics, Inc., or TRIGR, a private biotechnology company, entered into a definitive merger agreement, or the TRIGR Merger Agreement. On June 28, 2021, pursuant to the TRIGR Merger Agreement, we, through our wholly owned subsidiaries and a two-step merger structure, acquired all of the outstanding shares of TRIGR, or the TRIGR Merger. Consideration payable to TRIGR shareholders at closing totaled an aggregate of 10,265,145 shares of our common stock, issued as unregistered shares in a private placement. In addition, TRIGR shareholders are eligible to receive up to $9 million, representing earnout payments which are dependent on certain events, including $5 million which is dependent on biologics license application approval of a product candidate acquired in the transaction, renamed CTX-009.

Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of the prior June 30, if we have total annual gross revenue of approximately $1.1 billion or more during any fiscal year, or if we issue more than $1.0 billion in non-convertible debt during any three-year period.

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise generally applicable to public companies. These provisions include:

•

only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced disclosure and other requirements, and thus the information we provide stockholders may be different than you might receive or obtain from other public companies in which you hold shares.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Information

We were originally incorporated in the State of Delaware on March 20, 2018 under the name Olivia Ventures, Inc. Prior to the Merger, Olivia Ventures, Inc. was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Compass OpCo following the closing of the merger of our wholly-owned subsidiary, Compass Acquisitions, with and into Compass OpCo, with Compass OpCo continuing as the surviving entity and our wholly owned subsidiary, or the Merger, on June 17, 2020. Compass OpCo, a clinical-stage biotechnology company developing proprietary antibody therapeutics intended to engage the immune system to treat both solid tumors and hematological malignancies, was originally formed as a private limited liability company under the name Compass Therapeutics, LLC in the State of Delaware on January 29, 2014. As a result of the Merger, we acquired the business of Compass OpCo, and we will continue the existing business operations of Compass OpCo as a public reporting company under the name Compass Therapeutics, Inc.

Our corporate headquarters are located at 80 Guest Street, Suite 601, Boston, Massachusetts 02135, and our telephone number is (617) 500-8099. We maintain a website at www.compasstherapeutics.com, where we regularly post copies of our press releases as well as additional information about our company. Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Common stock offered by selling stockholders	62,323,147 shares

Common stock outstanding	62,323,147 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

Offering price	The Selling Stockholders will offer the shares of common stock offered by this prospectus at the prevailing market prices or privately negotiated price.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

The number of shares of common stock is based on an aggregate of 62,323,147 shares issued and outstanding as of June 30, 2021 and excludes 5,015,513 shares of common stock reserved under the 2020 Incentive Plan, from which options to purchase an aggregate of 3,372,083 shares of common stock, at a weighted-average exercise price of $5.15 per share, have been granted and remain unexercised.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer the shares of common stock offered by this prospectus at the prevailing market prices or privately negotiated price. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might not trade at market prices in excess of the offering price as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. See “Plan of Distribution” above for more information.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, each of par value $0.0001 per share. Except as otherwise provided in the certificate of designation of any series of preferred stock we may issue, the number of authorized shares of common stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

As of June 30, 2021, we had 62,323,147 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board of directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as may be determined by our board of directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of our company without further action by the stockholders.

Other than in connection with shares of preferred stock, which preferred stock is not currently designated nor contemplated by us, and the division of our board of directors into three classes with staggered three-year terms, we do not believe that any provision of our amended and restated certificate of incorporation or amended and restated bylaws would delay, defer or prevent a change in control.

Other Convertible Securities

As of the date hereof, other than the securities described above, we do not have any outstanding convertible securities.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: (i) acquisition of us by means of a tender offer (ii) acquisition of us by means of a proxy contest or otherwise, or (iii) removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the price of our common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors then in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. In addition, our directors may not be removed without cause, and removal of our directors for cause will require a supermajority (66 2/3%) stockholder vote. For more information on the classified board of directors, see the section titled “Management—Board Composition”. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for: (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to the company or our stockholders, (iii) any action asserting a claim against our company arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim against our company governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternate forum, the United States District Court for the District of Massachusetts is the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, as our principal executive office is located Cambridge, Massachusetts. Although our amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

Amendment of Charter and Bylaw Provisions

The amendment of any of the above provisions in our amended and restated certificate of incorporation and amended and restated bylaws, except for the provision making it possible for our board of directors to issue convertible preferred stock, would require a supermajority (66 2/3% and majority of the minority, if applicable) stockholder vote.

The provisions of the DGCL, our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, see the section titled “Directors, Executive Officers, Promoters and Control Persons—Limitation on Liability and Indemnification Matters”.

Transfer Agent

We have appointed American Stock Transfer & Trust Company to serve as transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 62,323,147 shares of common stock. The selling stockholders acquired our securities in connection with the Merger, the sale of 12,096,442 shares of common stock pursuant to the initial closing of a private placement, or the Private Placement, or the TRIGR Merger, or collectively the Transactions, or were pre-Merger stockholders of our predecessor, Olivia Ventures, Inc. The registration of the common stock of the selling stockholders through this prospectus constitutes a secondary offering and is not an offering by or on behalf of the Company. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Pursuant to the terms of the TRIGR Merger Agreement, we delivered 8,639,902 shares of our common stock to the former shareholders of TRIGR, or the TRIGR Shareholders, on the closing date of the TRIGR Merger, or the Closing Date Shares, plus we issued 1,625,231 shares of our common stock that are currently held in escrow, or the Escrow Shares. These shares were issued in a private placement transaction as “restricted securities” in reliance upon exemptions from registration requirements pursuant to Section 4(a)(2) under the Securities Act, and the rules promulgated thereunder. The amount of Closing Date Shares and Escrow Shares received by the TRIGR Shareholders have in each case been rounded down to the nearest share.

Except as disclosed in the footnotes below, none of the selling stockholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with the company or any of its affiliates within the last three years.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.

The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below and some shareholders may have sold some or all of their shares.

	Shares Owned Before the Transactions	Shares Being Offered(1)(2)	Shares Owned After the Transactions(%)(1)(2)
Name of Selling Stockholders

Abhishek Chiyyeadu	272	272	*

Adam Groff	6,225	6,225	*

Alexandria Venture Investments, LLC	756,540	756,540	1.2%

AlpenRoute Montblanc 4807 Hedge Fund(3)	412,431	412,431	*

Altium Growth Fund, LP	800,000	800,000	1.3%

Amanda Oliphant	4,685	4,685	*

Amy Heinl	3,147	3,147	*

Andrea Moore	39,745	39,745	*

Andrew Arno	10,000	10,000	*

Angeli Parvi, Inc.	48,209	48,209	*

	Shares Owned Before the Transactions	Shares Being Offered(1)(2)	Shares Owned After the Transactions(%)(1)(2)
Anitha Somanchi	1,222	1,222	*

Arda-e-viraf Minocherhomjee	10,000	10,000	*

Autumn Ruiz	1,425	1,425	*

Barrett DiPaolo	2,500	2,500	*

Beata Bobrowicz	2,307	2,307	*

BEMAP Master Fund LTD	487,805	487,805	*

Benjamin Paul Weisbrod Trust 12/20/2011	25,000	25,000	*

Benjamin Wolf	3,582	3,582	*

Beth White	3,156	3,156	*

Binex Co., Ltd(4)	206,215	206,215	*

Bing Gong	78,425	78,425	*

BioBrit, LLC	150,572	150,572	*

Biomatics Capital Partners, LP(5)	2,502,025	2,502,025	4.0%

BioMillennia, LLC(6)	4,454,291	4,454,291	7.1%

BMV Direct II LP	1,505,738	1,505,738	2.4%

Borealis Granite Fund, L.P. (Borealis)(7)	2,348,976	2,348,976	3.8%

Brian Eliot Peierls	22,000	22,000	*

Brio Capital Master Fund Ltd.	60,000	60,000	*

Brooke McLaughlin	150,528	150,528	*

Bryan O’Neill Barnett	10,000	10,000	*

Burke Badenhop	3,156	3,156	*

Caitlin Goshert	849	849	*

Carsten Schwarting	20,000	20,000	*

Cheer Land Investments Group Limited	200,000	200,000	*

Cheuk Leung	6,183	6,183	*

CHI EF II LP	174,728	174,728	*

Clayton A. Struve	20,000	20,000	*

Consonance Capital Master Account L.P.	1,000,000	1,000,000	1.6%

Consonance Capital Opportunity Master Fund, LP	1,373,789	1,373,789	2.2%

Cowen Healthcare Investments II LP	2,416,797	2,416,797	3.9%

Cowen Private Investments LP	590,159	590,159	*

CVI Investments, Inc.(8)	400,000	400,000	*

	Shares Owned Before the Transactions	Shares Being Offered(1)(2)	Shares Owned After the Transactions(%)(1)(2)
Dalton Markrush	560	560	*

Damon Banks	24,829	24,829	*

Dana Gilmore	608	608	*

Daniel Bessette	8,876	8,876	*

Daniel Goldman	14,178	14,178	*

Daniel & Stephanie Mushin, JTWROS	40,000	40,000	*

David and Karen Blanz	20,000	20,000	*

David Hafler	8,378	8,378	*

David Weisburd	6,000	6,000	*

Deeb Salem	12,241	12,241	*

Denise Marie Anderson	10,000	10,000

Denise Reeves and Robert Reeves(9)	835,178	835,178	1.3%

Dennis Saadeh	10,000	10,000	*

Diana Albu	15,707	15,707	*

Dianne Kaligian	3,822	3,822	*

Dindo Sy Chu(10)	10,218	10,218	*

Doyeob Kim	7,096	7,096	*

E. Jeffrey Peierls	32,000	32,000	*

Edmund W. Hafner	3,736	3,736	*

Edward Chu(11)	26,569	26,569	*

Eight Roads Investments	1,340,917	1,340,917	2.2%

Elizabeth DerGarabedian	20,553	20,553	*

Elizabeth Roberts	8,779	8,779	*

Emily Cantor	392	392	*

Empery Asset Master, LTD(12)	196,525	196,525	*

Empery Tax Efficient III, LP(13)	46,546	46,546	*

Empery Tax Efficient, LP(14)	56,929	56,929	*

Eran Cohen	7,000	7,000	*

Eric Fosselman	5,000	5,000	*

Ernest J. & Michele M. Mattei, JTWROS	7,000	7,000	*

Errik Anderson	2,054,398	2,054,398	3.3%

Faruk Abdullah & Tasneem Manjra 2016 Trust dated Dec 28, 2016	5,000	5,000	*

	Shares Owned Before the Transactions	Shares Being Offered(1)(2)	Shares Owned After the Transactions(%)(1)(2)
Feng Zhao	2,283	2,283	*

Four Tree Trust, dated March 20, 2015	41,000	41,000	*

F-Prime Capital Partners HC Cambridge Fund IV LP	2,299,440	2,299,440	3.7%

F-Prime Capital Partners HC International Fund IV LP	10,133	10,133	*

F-Prime Capital Partners Healthcare Fund IV LP	471,924	471,924	*

Garritt Blanz and Ryan Marks-Blanz Revocable Trust	10,000	10,000	*

Geoffrey Williams	15,000	15,000	*

Gregory P. Cimino, II	5,600	5,600	*

Grigorios Zarbis-Papastoitsis	59,975	59,975	*

GTP AW Fund I LLC	1,661,899	1,661,899	2.7%

GTP AW Fund II LLC	383,642	383,642	*

GTP-COMP 020, a series of SAX Capital Series Fund V, LP	4,837	4,837	*

Gunnar Kaufmann(15)	2,042	2,042	*

GV 2014 LP	192,794	192,794	*

Handok Inc.(16)	2,032,269	2,032,269	3.3%

Hans Thomas	10,000	10,000	*

Helen Sabzevari	101,250	101,250	*

Helene Pretsky(17)	5,108	5,108	*

Howard Hochster(18)	3,065	3,065	*

Hye Dong Yoo(19)	4,087	4,087	*

Ian Chia	34,678	34,678	*

Ian Jacobs(20)	80,000	80,000	*

Ilario & Barbara J. Licul, JTWROS	10,000	10,000	*

Jack & Elizabeth Weingarten	3,112	3,112	*

Jai Vekeria	261	261	*

James Coughlin	2,000	2,000	*

Jamie Schafer	659	659	*

Jason Kong	2,154	2,154	*

Jason Lajoie	3,729	3,729	*

Jean Pierre Bizzari(21)	3,065	3,065	*

Jebediah Ledell	20,553	20,553	*

Jeffrey M. Josef	20,000	20,000	*

Jennifer Watkins-Yoon	24,920	24,920	*

	Shares Owned Before the Transactions	Shares Being Offered(1)(2)	Shares Owned After the Transactions(%)(1)(2)
Jeremy L. Katz	54,000	54,000	*

Jin Li(22)	3,065	3,065	*

Joanna Horobin(23)	3,065	3,065	*

John Platts	10,000	10,000	*

John Thomas Easterly	10,000	10,000	*

Jonathan Schechter	10,000	10,000	*

Jose Conejo-Garcia	5,061	5,061	*

Jose Gonzalo	10,374	10,374	*

Joseph Reda	20,000	20,000	*

Joseph Tumang	4,122	4,122	*

Josh Schwimmer	9,617	9,617	*

Jupiter Trustees Limited as Trustee of the Ramrakhi Trust	50,000	50,000	*

Kyle Schneider	18,000	18,000	*

Larry Dillaha	30,000	30,000	*

LASF—Compass Therapeutics 2016, LLC	24,273	24,273	*

Lee J. Seidler Revocable Trust dtd 4.12.1990	20,000	20,000	*

Liffey Trust / Daniel Mahoney	2,000	2,000	*

Limulus Venture Partners III Limited Partnership	1,400,000	1,400,000	2.2%

Lu Amy Sun(24)	2,129	2,129	*

Madhavan Rangaswami	1,000	1,000	*

Marco and Stephanie Garcia	20,000	20,000	*

Marguerite Butler	3,122	3,122	*

Mark A. Altheim	50,000	50,000	*

Mark Tompkins(25)	910,000	910,000	1.5%

Matthew Wolf	1,600	1,600	*

McLean T. Wilson Gift Trust	10,000	10,000	*

Michael A.Silverman	20,000	20,000	*

Michael J. Matheiu	15,000	15,000	*

Michael Ophir	2,817	2,817	*

Michael Schmidt	55,665	55,665	*

Michael Shelp	1,208	1,208	*

Miranda Toledano(26)	1,791,550	1,791,550	2.9%

Monashee Pure Alpha SPV I LP	219,512	219,512	*

	Shares Owned Before the Transactions	Shares Being Offered(1)(2)	Shares Owned After the Transactions(%)(1)(2)
Monashee Solitario Fund LP	292,683	292,683	*

Monia Draghi	4,864	4,864	*

Nancy Franklin	10,000	10,000	*

Neal Schilling	12,949	12,949	*

Ned Dybvig	1,868	1,868	*

Nelly Alexandrova-Kuklin	39,114	39,114	*

Nora Zizlsperger	12,162	12,162	*

NP-CBBI 1st Private Equity Fund(27)	412,431	412,431	*

Oliver Dolan	8,747	8,747	*

OrbiMed Private Investments V—KA, LP(28)	12,714,404	12,714,404	20.4%

P Consonance Opportunities Ltd.	626,211	626,211	1.0%

Palash V. Misra	5,000	5,000	*

Pamela Carroll	13,887	13,887	*

Patrick McBrien	8,000	8,000	*

Paul Wu	4,932	4,932	*

Pearl Bakhru	3,684	3,684

PENG Ventures, LLC(29)	38,058	38,058	*

Pia Muyot	589	589	*

Piotr Bobrowicz	310,902	310,902	*

Puru Nanjappa	2,242	2,242	*

Qing Yu	708	708	*

Rachel McCrory	3,200	3,200	*

Rachel Rennard	17,198	17,198	*

Ramnik J Xavier	6,578	6,578	*

Richard Gonda	10,000	10,000	*

Richard Jay Farber	15,000	15,000	*

Rivendell Investments 2016-6 LLC	2,502,025	2,502,025	4.0%

Rizwanullah Hameed	2,500	2,500	*

Robert G. Maxon	5,000	5,000	*

Robert Glassman	3,000	3,000	*

Robert Kramer	4,889	4,889	*

Robert Tighe	33,577	33,577	*

Roberts Trust	8,714	8,714	*

	Shares Owned Before the Transactions	Shares Being Offered(1)(2)	Shares Owned After the Transactions(%)(1)(2)
Ruturaj Jadhav	1,173	1,173	*

Ryan and Virginia Jones	1,557	1,557	*

Samuel Perry	31,497	31,497	*

Sanjiv Satyarthi(30)	6,130	6,130	*

Sanmit Adhikari	356	356	*

Sara Halmos	11,893	11,893	*

Sara Rossetti	59,676	59,676	*

Sarah Rose Weisbrod Trust 12/20/2011	25,000	25,000	*

Satterfield Vintage Investments, L.P.	80,000	80,000	*

Seth Staples	2,120	2,120	*

Sharad Sharma	2,464	2,464	*

Shirisha Amatya	690	690	*

Shruthi Ramkumar	817	817	*

Sichenzia Ross Ference LLP	7,500	7,500	*

Simon Metenou	17,962	17,962	*

Srividya Subramanian	6,792	6,792	*

Stephanie Gaerlan	687	687	*

Stephen Hamilton	45,403	45,403	*

Stephen Renaud	10,000	10,000	*

Stephen Squinto(31)	34,540	34,540	*

Steven D. Alper	4,000	4,000	*

Steven Tregay	334,190	334,190	*

Steven Tregay 2016 Family Trust u/a dtd. October 13, 2016	46,183	46,183	*

The Daniella Reichstetter Revocable Trust, dated May 23, 2014	2,000	2,000	*

The Peierls Bypass Trust	4,000	4,000	*

The Peierls Foundation, Inc.	150,000	150,000	*

The Smith Living Trust, Dtd. October 18, 2013	1,557	1,557	*

Thomas Daly	628	628	*

Thomas J. Schuetz(32)	4,525,467	4,525,467	7.3%

Tim Dybvig	934	934	*

Timothy Tyler Berry	5,000	5,000	*

Uciane Scarlett	4,864	4,864	*

	Shares Owned Before the Transactions	Shares Being Offered(1)(2)	Shares Owned After the Transactions(%)(1)(2)
UD E.F. Peierls for Brian E. Peierls	8,600	8,600	*

UD E.F. Peierls for E. Jeffrey Peierls	8,600	8,600	*

UD E.S. Peierls for E.F. Peierls et al.	6,000	6,000	*

UD Ethel F. Peierls Charitable Lead Trust	15,000	15,000	*

UD J.N. Peierls for Brian Eliot Peierls	10,800	10,800	*

UD J.N. Peierls for E. Jeffrey Peierls	10,800	10,800	*

Ugur Eskiocak	8,599	8,599	*

Ulysses Consolidated, LLC	1,080,331	1,080,331	1.7%

Ulysses Diversified Holdings, LLC	110,000	110,000	*

UW E.S. Peierls for Brian E. Peierls—Accumulation	7,800	7,800	*

UW E.S. Peierls for E. Jeffrey Peierls—Accumulation	5,200	5,200	*

UW J.N. Peierls for Brian E. Peierls	9,600	9,600	*

UW J.N. Peierls for E. Jeffrey Peierls	9,600	9,600	*

Vered Bisker-Leib(33)	513,401	513,401	*

Vijay Kuchroo	8,378	8,378	*

Vox Health Fund, L.P.(7)	400,280	400,280	*

Wendy and Daniel Gutkin	20,000	20,000	*

William F. Carson IV	3,015	3,015	*

William McConaughy	3,653	3,653	*

Willis Welch	6,000	6,000	*

Wilson Guzman	3,340	3,340	*

Xianzhe Wang	14,271	14,271	*

Xin Kai	2,483	2,483	*

Yan Qin(34)	4,889	4,889	*

Yan Zhiyu	8,037	8,037	*

Ye Hua(35)	3,065	3,065	*

Yin Ling Wong	1,149	1,149	*

Yung-Jue Bang(36)	3,065	3,065	*

Zachary Frye	4,034	4,034	*

Zhiqian Liu	12,585	12,585	*

*	Less than 1%
(1)	Applicable percentage ownership is based on 62,323,147 shares of our common stock outstanding as of June 30, 2020.

(2)	Assumes the sale of all shares offered in this prospectus.
(3)	Consists of (i) 347,133 Closing Date Shares and (ii) 65,298 Escrow Shares.
(4)	Consists of (i) 173,566 Closing Date Shares and (ii) 32,649 Escrow Shares.
(5)

Julie Sunderland, a member of our Board, is the co-founder of and a managing partner at Biomatics Capital Partners, LP, and exercises shared voting and investment power of the securities held by Biomatics Capital Partners, LP.

(6)	Consists of (i) 3,749,060 Closing Date Shares and (ii) 705,231 Escrow Shares.
(7)

Borealis Capital Partners III, LLC is the general partner of Borealis Granite Fund, L.P. Borealis Capital Partners IV, LLC is the general partner of Vox Health Fund, L.P. Phil Ferneau, a member of our Board, is a managing partner of Borealis Ventures. Voting and investment decisions with respect to the securities held by Borealis Granite Fund, L.P. are made by a committee of three or more individuals, none of whom individually has the power to direct such decisions. Mr. Ferneau holds a majority ownership interest in Borealis Capital Partners IV, LLC and is the designated manager with voting and investment power over the shares held by Vox Health Fund, L.P. Mr. Ferneau disclaims beneficial ownership of the shares held by Borealis Granite Fund, L.P., except to the extent of any actual pecuniary interest.

(8)

Heights Capital Management, Inc., the authorized agent of CVI International, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(9)	Consists of (i) 702,948 Closing Date Shares and (ii) 132,230 Escrow Shares.
(10)	Consists of (i) 8,601 Closing Date Shares and (ii) 1,617 Escrow Shares.
(11)	Consists of (i) 22,363 Closing Date Shares and (ii) 4,206 Escrow Shares.
(12)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(13)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(14)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(15)	Consists of (i) 1,719 Closing Date Shares and (ii) 323 Escrow Shares.
(16)	Consists of (i) 1,710,508 Closing Date Shares and (ii) 321,761 Escrow Shares.
(17)	Consists of (i) 4,300 Closing Date Shares and (ii) 808 Escrow Shares.
(18)	Consists of (i) 2,580 Closing Date Shares and (ii) 485 Escrow Shares.
(19)	Consists of (i) 3,440 Closing Date Shares and (ii) 647 Escrow Shares.
(20)	Ian Jacobs is a former director and officer of Olivia Ventures, Inc., our predecessor.
(21)	Consists of (i) 2,580 Closing Date Shares and (ii) 485 Escrow Shares.
(22)	Consists of (i) 2,580 Closing Date Shares and (ii) 485 Escrow Shares.

(23)	Consists of (i) 2,580 Closing Date Shares and (ii) 485 Escrow Shares.
(24)	Consists of (i) 1,792 Closing Date Shares and (ii) 337 Escrow Shares.
(25)	Mark Tompkins is a former director and officer of Olivia Ventures, Inc., our predecessor.
(26)	Consists of (i) 1,507,901 Closing Date Shares and (ii) 283,649 Escrow Shares.
(27)	Consists of (i) 347,133 Closing Date Shares and (ii) 65,298 Escrow Shares.
(28)

OrbiMed Capital GP V LLC, or GP V, is the general partner of OrbiMed Private Investments V-KA, LP, or OPI V. OrbiMed Advisors LLC, or OrbiMed, is the managing member of GP V. By virtue of such relationships, GP V and OrbiMed may be deemed to have voting and investment power over the shares held by OPI V and as a result may be deemed to have beneficial ownership of such shares. OrbiMed exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI V. Each of Carl L. Gordon, a member of OrbiMed, and Stephen Squinto, an executive partner of OrbiMed, is a member of our Board. Each of GP V, OrbiMed, Dr. Gordon and Dr. Squinto disclaims beneficial ownership of the shares held by OPI V, except to the extent of its or his pecuniary interest therein, if any.

(29)	Consists of (i) 32,033 Closing Date Shares and (ii) 6,025 Escrow Shares.
(30)	Consists of (i) 5,160 Closing Date Shares and (ii) 970 Escrow Shares.
(31)	Dr. Squinto is a member of our Board. Includes 349 shares of restricted stock over which Dr. Squinto has voting power.
(32)	Thomas J. Schuetz is our Chief Executive Officer and a member of our Board. Includes 353,841 shares of restricted stock over which Dr. Schuetz has voting power.
(33)	Vered Bisker-Leib is our Chief Operating Officer. Includes 205,291 shares of restricted stock over which Dr. Bisker-Leib has voting power.
(34)	Consists of (i) 6,765 Closing Date Shares and (ii) 1,272 Escrow Shares.
(35)	Consists of (i) 2,580 Closing Date Shares and (ii) 485 Escrow Shares.
(36)	Consists of (i) 2,580 Closing Date Shares and (ii) 485 Escrow Shares.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder in the Private Placement has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep this registration statement of which this prospectus constitutes a part effective for five years from the date it is declared effective by the SEC or until the date on which all of the shares required to be registered by us have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Compass Therapeutics, Inc. and subsidiaries as of December 31, 2020 and 2019 incorporated in this registration statement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by CohnReznick LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 80 Guest Street, Suite 601, Boston, Massachusetts 02135, (617) 400-8099.

INCORPORATION BY REFERENCE

We have elected to incorporate the following documents into this prospectus, together with all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents of this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 5, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on April 30, 2021;

•	our definitive proxy statement on Schedule 14A, as filed with the SEC on April 29, 2021; and

•

our Current Reports on Form 8-K filed with the SEC on April 19, 2021, May 13, 2021 and June 4, 2021 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items).

The information incorporated by reference is an important part of this prospectus. In addition, we incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address or telephone number:

Compass Therapeutics, Inc.

80 Guest Street

Suite 601

Boston, Massachusetts 02135

(617) 500-8099

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.compasstherapeutics.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.